Exhibit 99.A

News

For Immediate Release

El Paso Corporation Issues Common Stock in Satisfaction of Purchase Contracts

HOUSTON, TEXAS, August 17, 2005—El Paso Corporation (NYSE: EP) announced today that it has settled the purchase contracts forming a portion of El Paso’s outstanding 9.00% equity security units, which were issued in June 2002.  Each purchase contract was settled in exchange for 2.5063 shares of El Paso common stock, resulting in El Paso’s issuance of an aggregate of approximately 13.6 million shares to the holders of equity security units.

The issuance of the shares of common stock related to the settlement has been registered with the Securities and Exchange Commission pursuant to a registration statement.  El Paso received an aggregate cash purchase price of approximately $272.1 million in consideration for the issuance, which El Paso intends to use for general corporate purposes.

As a result of the settlement of the purchase contracts, the equity security units (formerly NYSE: EP PrA) will cease to exist and will no longer be traded on the New York Stock Exchange.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers.  For more information, visit www.elpaso.com.

Contacts

Investor and Public Relations

Bruce L. Connery, Vice President

Office:  (713) 420-5855

Fax:     (713) 420-4417

Media Relations

Chris Jones, Manager

Office:  (713) 420-4136

Fax:     (713) 420-4417